Exhibit 99.1

Ramtron International Corporation
News Release
Nasdaq: RMTR

NEWS FOR RELEASE: 10/20/11, 8:30 am ET	CONTACT:	Christopher Wray (719) 481-7182 chris.wray@ramtron.com

Ramtron Appoints Scott Emley as Vice President of Marketing

COLORADO SPRINGS, CO — October 20, 2011 — Ramtron International Corporation, (Nasdaq:RMTR), a leading developer and supplier of low-power nonvolatile ferroelectric random access memory (F-RAM) and integrated semiconductor products, today announced the appointment of Scott Emley as vice president of marketing. Reporting to Ramtron’s CEO, Eric Balzer, Mr. Emley will lead the company’s global marketing team with overall responsibility for product line marketing, including applications and technical support.

“Scott brings 10 years of strategic marketing and product launch experience at world-class semiconductor organizations to Ramtron,” said Eric Balzer, Ramtron’s CEO. “Of relevance to our long-term growth strategy, he has managed integrated product solutions from concept through implementation and has a proven track record of solving customer system design challenges. He will be a valuable contributor to our team as we drive our F-RAM solutions-based IC product development in collaboration with our customers.”

Mr. Emley joins Ramtron from Texas Instruments (TI), where he was director of marketing for ARM® microprocessor, DSP, and Multi-core products. While at TI, he also served as product marketing manager for the audio and imaging products division. Prior to joining TI, Mr. Emley was the ARM Cortex™-M-based microcontrollers product marketing manager at Luminary Micro, which was acquired by Texas Instruments in 2009. Earlier in his career, Emley worked for Marvell Semiconductor and Intel Corporation as handheld products market development manager and worldwide channel marketing manager, as well as a product marketing engineer for Freescale Semiconductor’s 68K and ColdFire® microprocessor products.

“I’m excited for the opportunity to join the Ramtron team and help drive the company’s customer-facing experience to the next level,” said Emley. “Ramtron’s roadmap of fast, ultra low power nonvolatile F-RAM memory combined with valuable system-level integration will deliver unprecedented advantages and solutions capabilities to customers.”

Mr. Emley received a Bachelor of Science in Electrical Engineering from The University of Texas at Austin and a Master of Business Administration from The University of Texas at Austin McCombs School of Business.

Ramtron Appoints Scott Emley as Vice President of Marketing / Page 2

About Ramtron

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory and integrated semiconductor solutions used in a wide range of product applications and markets worldwide. Ramtron has sold hundreds of millions of F-RAM devices into demanding applications such as automotive safety and entertainment systems, portable medical devices, industrial process control systems, smart electricity meters, and consumer printer cartridges. For more information, visit www.ramtron.com.

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